UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Saratoga Investment Corp

(Name of Registrant as Specified In Its Charter)

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Please Vote Your Shares for the September 30th Annual Meeting Today!

September 17, 2015

Dear Fellow Stockholder:

Saratoga Investment Corp. recently celebrated its fifth anniversary as a public company. Since 2010, we have been guided by a very clear, long-term strategy of building a best-in-class BDC with an exceptional management team, expanding our assets under management, and broadening our investor base. Our goal has always been to create a strong investment company with a distinctive franchise in the BDC marketplace that provides superior returns to the investment community.

Over these five years, Saratoga Investment has reached a number of important financial and performance milestones, including:

•	Superior stockholder returns - Saratoga Investment has achieved annualized rates of return in excess of 18% for the past one, three and five-year periods, positioning the Company as one of the top four or better performing BDCs for each period

•	Continuously Improving Financial Performance - net investment income yield increased to approximately 9%, up from approximately 5% in 2010

•	Improving Credit Quality – Over 95% of Saratoga Investment’s investment portfolio holds its highest possible credit rating, up from only 29% in 2010 before Saratoga management took over, with no realized losses throughout the last five years in newly originated investments by Saratoga Investment

•	Growing Assets Under Management - more than tripled from $80 million to over $250 million, and including the assets managed by the Company in the collateralized loan obligation fund, total assets are up to over $550 million

•	Expanding Strong and Long-Term Liquidity Base and Borrowing Capacity – currently completing $150 million borrowing capacity (ten year fixed debentures) in our first Small Business Investment Company (“SBIC”) fund, with a “Green Light” letter received from U.S. Small Business Administration to continue the application process to obtain an additional $75 million borrowing capacity in a second SBIC fund. Baby Bonds issuance in 2013 provided an additional $48.3 million of liquidity, together with a $45 million revolving credit facility with Madison Capital that was amended and extended in 2014

•	Launching Quarterly Cash Dividend Policy - in fiscal 2015, Saratoga Investment achieved a long-term goal of establishing a policy of paying regular, quarterly, cash dividends

We believe our success rests on the prudent investment judgment and disciplined capital deployment exercised by the extremely talented and committed team of investment professionals that we have built over the course of the last five years.

Time is Short, Please Vote Your Shares Today!

At the annual meeting on September 30th, stockholders are being asked to vote on three proposals. The first being the election of one director to the Board, the second is to approve a proposal that would give your Company the flexibility to sell its common shares at a price below net asset value (“NAV”) and the third relates to the adjournment of the annual meeting . The Board of Directors unanimously approves of all three proposals and believes they are in the best interests of stockholders, and therefore recommends stockholders vote FOR each proposal on the ballot.

Why is Proposal 2 in Stockholders’ Best Interests?

As discussed more fully in the proxy statement, Proposal 2 would allow the Company to sell its common stock at an offering price per share to investors that is not less than 85% of the Company’s then current NAV. Stockholders have approved this proposal the last four years and the Board recommends stockholders vote to approve the proposal again this year. The Board believes that if the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and ultimately to pay dividends to stockholders could be adversely affected. Inability to access the capital markets could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell and at disadvantageous times.

Stockholders are encouraged to read the proxy statement in its entirety as it expands in greater detail on the reasons why the Board recommends stockholders vote FOR Proposal 2 and other key stockholder considerations. The Board of Directors believes the following possible benefits could be realized by stockholders if they approve this proposal:

•	Flexibility to Capitalize on Attractive Investment Opportunities - If the economy faced adverse market conditions once again, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. Additionally, debt capital that could be available, if any, may be at a higher cost and on less favorable terms and conditions in the future.

•	Greater investment opportunities due to larger capital resources - The Company’s Board of Directors believes additional capital raised through an offering of shares of its common stock may help generate additional deal flow.

•	Higher market capitalization and liquidity may make the Company’s common stock more attractive to investors- A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest.

•	Reduced expenses per share - An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base.

•	Maintaining a favorable debt-to-equity ratio - The Company is dependent on its ability to raise capital through the sale of common stock. In order to borrow money or issue preferred stock, the Company must maintain a debt to equity ratio of not more than 1:1. Exceeding the required 1:1 debt-to-equity ratio could have severe negative consequences for the Company, including an inability to pay future dividends, possible breaches of debt covenants and failure to qualify for pass through tax treatment.

The Leading Independent Institutional Proxy Advisory Firms Recommend

Saratoga Investment Corp Stockholders Vote “FOR” both Proposals at the Upcoming Annual Meeting

Institutional Stockholder Services (“ISS”) and Glass Lewis & Co. recently issued reports recommending that stockholders of Saratoga Investment Corp. vote “FOR” all of the proposals included in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders. The recommendations of ISS and Glass Lewis are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.

The Company has no immediate plans to sell any shares of its common stock at a price below NAV and the authority granted under this proposal expires after one year. Additionally, stockholders are reminded that officers, directors and other insiders at the Company own more than 35% of the outstanding shares. Our interests are aligned with all stockholders. However, due to one of the voting requirements on Proposal 2, shares held by officers and directors are excluded from the calculation of the vote for this proposal. Therefore, it is imperative that stockholders vote their shares no matter how many or how few shares owned.

How to Vote

The voting instruction form or proxy card included with this letter contains a unique control number. You may use this control number to vote your shares by proxy via the telephone or Internet. With the September 30th Annual Meeting now only a short time away, we encourage you to vote by Internet or telephone today.

Your vote is needed, regardless of the number of shares you own. We encourage you to vote each proxy you receive in the mail via telephone or Internet. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting.

On behalf of the Board of Directors,

Chris Oberbeck, Chief Executive Officer

If you have questions or need assistance voting your shares, you should contact:

Morrow & Co., LLC

Brokers call collect: (203) 658-9400

Stockholders call toll free: (800) 662-5200